Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 22, 2016, relating to the financial statements and financial highlights which appear in the September 30, 2016 Annual Report to Shareholders of Value Line Defensive Strategies Fund (a series of Value Line Funds Investment Trust, formerly Alpha Defensive Alternatives Fund, a series of Advisors Series Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Other Service Providers” and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

January 30, 2017